Exhibit 3

Oi S.A.

Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade (NIRE) No. 33.300.29520-8

Publicly-Held Company

EXCERPT OF THE MINUTES OF THE 127th MEETING OF THE BOARD OF DIRECTORS,

HELD ON JUNE 22, 2016.

As Secretary of the meeting of the Board of Directors, I hereby CERTIFY that the introduction of the Minutes of the 127th Meeting of the Board of Directors of Oi S.A. held on June 22, 2016, at 9:30 am, at Praia de Botafogo, No. 300, 11th floor, suite 1101, Botafogo, in the City and State of Rio de Janeiro, reads as follows:

“Initially, receipt was recorded on this date of the resignation letter of Director Joaquim Dias de Castro, whose position will remain vacant until a decision is made.”

All members of the Board of Directors were present and affixed their signatures: José Mauro M. Carneiro da Cunha, Ricardo Malavazi Martins, Thomas Reichenheim, Rafael Luís Mora Funes, André Cardoso de M. Navarro, Luís Maria Viana Palha da Silva, João Manuel Pisco de Castro, Marten Pieters and Marcos Grodetzky.

Rio de Janeiro, June 22, 2016.

José Augusto da Gama Figueira

Secretary